UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2023

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4453 North First Street, Suite 100 San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	RMBS	Nasdaq Global Select Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2023, Rambus Inc. (the “Company”) appointed John Allen to the position of Vice President, Accounting and Chief Accounting Officer, effective as of August 1, 2023.

Mr. Allen currently serves as the Company’s Vice President, Accounting and has served in that role since March 2023. Previously, Mr. Allen served as Senior Vice President, Corporate Controller of Xperi Inc., a consumer and entertainment technology company, from 2012 to March 2023. Mr. Allen received a BA degree in Business Economics from the University of California, Santa Barbara in 1985.

There is no arrangement or understanding between Mr. Allen and any other person pursuant to which Mr. Allen was appointed as Vice President, Accounting and Chief Accounting Officer. There are no family relationships between Mr. Allen and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Allen’s annual compensation consists of a base salary of $350,000, a target bonus of $140,000, and a restricted stock unit grant of $450,000.

In accordance with the Company’s customary practice, the Company will enter into its standard form of indemnification agreement with Mr. Allen, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. Mr. Allen will also be eligible to participate in the Company’s benefits plans, policies, and arrangements applicable to other executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2023	Rambus Inc.

/s/ John Shinn
John Shinn Senior Vice President and General Counsel